Exhibit 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:39 AM 01/29/2014
FILED 11:27 AM 01/29/2014
SRV 140105247 - 3880284 FILE

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PROFESSOR CONNOR’S, INC.

Professor Connor’s, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. The name of the corporation is Professor Connor’s, Inc.

2. Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated, in its entirety, to read as follows:

“FIRST: The name of this Corporation is Freshpet, Inc. (the “Corporation”).”

3. The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on January 29, 2014.

PROFESSOR CONNOR’S, INC.

By:	/s/ Richard C. Thompson
Name:	Richard C. Thompson
Title:	Chief Executive Officer